ENERGY CONVERSION DEVICES APPOINTS JOSEPH A. AVILA

AS INDEPENDENT BOARD MEMBER

Rochester Hills, Mich., Aug. 22, 2007 — Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced today it has appointed Joseph A. Avila to its Board of Directors, effective September 1, 2007. Mr Avila currently serves as Executive Vice President, Strategic Operations and Process of Quanta Services, Inc. (NYSE: PWR), a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries.

“Joe is an excellent addition to our Board. His extensive consulting experience with a wide range of companies in the energy, industrial and technologies industries, and his present position with a network infrastructure leader, will be of tremendous value to ECD’s commitment to commercialization and sustainable profitability,” said Robert C. Stempel, ECD Chairman and CEO.

Mr. Avila, 56, joined Quanta Services in 2006. From 1978 to 2006, he held various positions with McKinsey & Company, including Director of its Energy and Technology Management Practices. Mr. Avila serves on the Advisory Board of the Houston Technology Center. He holds an MBA degree from Wharton School, University of Pennsylvania.

With the addition of Mr. Avila, ECD’s Board of Directors now has eight members, six of whom are independent directors.

About Energy Conversion Devices:

Energy Conversion Devices is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company's portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in ECD Ovonics filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and the company's most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contacts:

Ghazaleh Koefod – Investor Relations

Energy Conversion Devices, Inc.

248.293.0440